Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mobile Mini, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-41495, 333-86495, 333-43954, 333-65566, 333-107333, 333-136595, 333-162871, and 333-188513 on Form S-8 and 333-156453 and 333-158829 on Form S-3 of Mobile Mini, Inc. of our reports dated February 14, 2014, with respect to the consolidated balance sheet of Mobile Mini, Inc. and subsidiaries as of December 31, 2013, and related consolidated statements of income, comprehensive income, preferred stock and shareholders’ equity, and cash flows for the year ended December 31, 2013, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Mobile Mini, Inc.

/s/ KPMG LLP

Phoenix, Arizona

February 14, 2014